Exhibit 10.10
SUBORDINATED CONVERTIBLE NOTE

$	Greenwood Village, Colorado July ___, 2006
     FOR VALUE RECEIVED, A SMART MOVE L.L.C., a Colorado limited liability company, 5990 Greenwood Plaza Blvd, Suite 390, Greenwood Village, Colorado 80111, and its successors and assigns, (the “Maker”) promises to pay to the order of [INVESTOR] at [INVESTOR ADDRESS] (the “Holder”) or at such other place as Holder may from time to time designate in writing, the principal sum of ___ Million Dollars ($                    .00)] in lawful money of the United States of America, together with interest on so such thereof as is from time to time outstanding at the rate hereinafter provided, and payable as hereinafter provided.
     1. Interest Rate. The unpaid balance of this Note shall bear interest at the rate of ten percent (10%) per annum, simple interest.
     2. Payment/Maturity Date. Interest on the Note shall be paid annually, on the 30tht day of June, beginning June 30, 2007, and continuing until the first to occur of (a) the entire principal amount of the Note has been converted pursuant to paragraph 5 below, or (b) the total outstanding principal balance hereof, together with accrued and unpaid interest, is be paid. The principal is due and payable on June ___, 2011.
     3. Default Interest and Attorney Fees. Upon declaration of a default hereunder, the balance of the principal remaining unpaid, interest accrued thereon, and all other costs, and fees shall bear interest at the rate of eighteen percent (18%) per annum from the date of default. In the event of default, the Maker and all other parties liable hereon agree to pay all costs of collection, including reasonable attorneys’ fees.
     4. Interest Calculation. Daily interest shall be calculated on a 365-day year and the actual number of days in each month.
     5. Security Agreement. This Note is subject to a Security Agreement of even date between the Maker and the Holder.
     6. Conversion. Holder may convert the balance of the Note, or any portion thereof, and all accrued interest into shares of the Company’s Common Stock (“Common Stock”) at any time. Such shares will be referred to as the “Conversion Shares.” The conversion price shall be the lower of (a) $7.50 per share (which shall be adjusted if the Common Stock is split) or (b) 75% of the of the price of a share in the Company’s initial public offering (“IPO”) (or the equivalent per share price if units are sold in the IPO). The Notes shall automatically convert into Conversion Shares when the price of the Common Stock trades on an exchange or on Nasdaq, if it is not listed on an exchange, or on the Electronic Bulletin Board, at a price that is a 25% premium to the IPO price of the shares for 20 consecutive trading days, and if the Conversion Shares can be immediately sold pursuant to a current registration statement filed for such purpose with the Securities and Exchange Commission.
     7. Prepayment. This Note may be prepaid, in whole or in part subject to a pre-payment penalty for the first two years of 102% of Face value, and no prepayment penalty for years therafter. The Company may exercise its right to prepay all or a portion of the outstanding principal balance by sending to Holder thirty (30) days’ prior written notice of such prepayment.

     8. Costs of Collection. Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Holder’s rights hereunder or under any instrument securing payment of this Note, Maker shall pay to Holder its reasonable attorneys’ fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit is ever commenced or whether, if commenced, the same proceeds to judgment or not. Such costs and expenses shall include, without limitation, all costs, reasonable attorneys’ fees, and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, foreclosure, deed in lieu of foreclosure or similar proceedings involving Maker or any endorser, surety, guarantor, or other person liable for this Note which in any way affect the exercise by Holder of its rights and remedies under this Note, or any other document or instrument securing, evidencing, or relating to the indebtedness evidenced by this Note.
     9. Default. At the option of Holder, the unpaid principal balance of this Note and all accrued interest thereon shall become immediately due, payable, and collectible, without notice or demand, upon the occurrence at any time of any of the following events, each of which shall be deemed to be an event of default hereunder.
     (a) Maker’s failure to make any payment of principal, interest, or other charges on or before the date on which such payment becomes due and payable under this Note;
     (b) Maker’s breach or violation of any agreement or covenant contained in this Note, or in any other document or instrument securing, evidencing, or relating to the indebtedness evidenced by this Note;
     (c) The default in (a) any material financial agreement to which Maker is a party, (b) any Notes, or any agreement referenced therein or related thereto and such default (i) occurs at the final maturity of the obligations thereunder or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Maker’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;
     (d) Dissolution, liquidation, or termination of Maker.
     10. Application of Payments. Any payment made against the indebtedness evidenced by this Note shall be applied against the following items in the following order: (1) costs of collection, including reasonable attorneys’ fees incurred or paid and all costs, expenses, default interest, late charges and other expenses incurred by Holder and reimbursable to Holder pursuant to this Note (as described herein); (2) default interest accrued to the date of said payment; (3) ordinary interest accrued to the date of said payment; and (4) finally, outstanding principal.
     11. Assignment of Note. This Note may not be assigned by Maker, except to a corporation into which Maker merges. The Note may be assigned by Holder with the express written consent of the Maker.
     12. Non-Waiver. No delay or omission on the part of Holder in exercising any rights or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on any one or more occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.
     13. Maximum Interest. In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or retention of the money to be loaned hereunder

(“Interest”) exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof, or any agreement between Maker and Holder shall result in Interest exceeding the limit for Interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Holder should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Holder, be paid over to Maker) and not to the payment of Interest.
     14. Purpose of Loan. Maker certifies that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds thereof will not be used primarily for personal, family, household or agricultural purposes.
     15. Waiver of Presentment. Maker and the endorsers, sureties, guarantors and all persons who may become liable for all or any part of this obligation shall be jointly and severally liable for such obligation and hereby jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, and any and all lack of diligence or delays in collection or enforcement hereof. Said parties consent to any modification or extension of time (whether one or more) of payment hereof, the release of all or any part of the security for the payment hereof, and the release of any party liable for payment of this obligation. Any modification, extension, or release may be without notice to any such party and shall not discharge said party’s liability hereunder.
     16. Governing Law. As an additional consideration for the extension of credit, Maker and each endorser, surety, guarantor, and any other person who may become liable for all or any part of this obligation understand and agree that the loan evidenced by this Note is made in the State of Colorado and the provisions hereof will be construed in accordance with the laws of the State of Colorado, and such parties further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the State of Colorado, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may be executed.
     17. Binding Effect. The term “Maker” as used herein shall include the original Maker of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of the Holder, provided that Holder may, at its option, consider the original Maker of this Note alone as Maker unless Holder has consented in writing to the substitution of another party as Maker. “Maker” shall include any corporation into which A Smart Move L.L.C. merges.
     18. Relationship of Parties. Nothing herein contained shall create or be deemed or construed to create a joint venture or partnership between Maker and Holder, Holder is acting hereunder as a lender only.
     19. Severability. Invalidation of any of the provisions of this Note or of any paragraph, sentence, clause, phrase, or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.
     20. Amendment. This Note may not be amended, modified, or changed, except only by an instrument in writing signed by both of the parties.
     21. Time of the Essence. Time is of the essence for the performance of each and every obligation of Maker hereunder.
     IN WITNESS WHEREOF, the undersigned has executed this Note this ___day of July, 2006.

A SMART MOVE L.L.C. a Colorado Limited Liability Company

By:
Manager